Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-206140) of Unique Fabricating, Inc. of our report dated November 6, 2015, relating to the consolidated financial statements of Great Lake Foam Technologies, Inc. and Subsidiary, which appear in this Current Report on Form 8-K/A of Unique Fabricating, Inc., dated November 6, 2015.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
November 6, 2015